UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 7, 2005

FAVRILLE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-51134	33-0892797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	10421 PACIFIC CENTER COURT, SUITE 150 SAN DIEGO, CALIFORNIA	92121
	(Address of Principal Executive Offices)	(Zip Code)

(858) 526-8000
(Registrants telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On November 4, 2005, Favrille, Inc. (“Favrille” or the “Company”) entered into an amended lease agreement (the “Lease Agreement”) with its landlord, Kilroy Realty Corporation, to expand its existing facility to support commercial-scale manufacturing of FavId®.  This 80,000-square foot facility (the “Existing Facility”) will be devoted to manufacturing and is intended to give Favrille the capacity to produce FavId to meet commercial needs while continuing to support additional clinical trials.  In addition, the Company has committed to lease an adjacent 48,000-square foot facility (the “New Facility”) to house Favrille’s corporate headquarters and research and warehousing operations.

The current estimated cost of the expansion for both the Existing Facility and the New Facility, including equipment, is $24 million, of which up to an aggregate of $11.2 million for both facilities will be provided by the landlord in the form of a tenant improvement allowance.  The Company expects to finance the additional capital expenditures of approximately $13 million through debt financing.

Existing Facility.  Under the Lease Agreement, monthly base rent for the Existing Facility will increase from the amounts set forth in the original lease agreement to $3.60 per square foot commencing in February 2007, which will increase by 3.5% annually commencing in February 2008.  The Lease Agreement further requires Favrille to increase the security deposit provided to the landlord from $152,518 to approximately $355,000 and to deliver to the landlord an amendment to the existing letter of credit to increase the amount from approximately $1.5 million to approximately $3.5 million, which amount will be subject to increases, reductions and reinstatements under specified circumstances.  The landlord will provide tenant with a tenant improvement allowance of $10 million for the Existing Facility.  Favrille is responsible for all operating costs and real estate taxes incurred with respect to the Existing Facility and is required to maintain insurance at specified minimum levels during the term of the Lease Agreement.  In addition, Favrille is obligated to pay the landlord monthly management fees equal to 2.25% of the applicable base rent during the term of the Lease Agreement and an additional fee equal to 1% of the construction costs incurred in connection with tenant improvements.  Unless earlier terminated, the Lease Agreement will expire June 30, 2025, but the Company has the option to extend the term of the Lease Agreement for two additional five-year periods.

New Facility.  Upon termination of an existing lease between the landlord and a third party with respect to the New Facility, Favrille and the landlord will execute an amendment to the Lease Agreement (the “Amendment”) pursuant to which Favrille would lease the New Facility.  The landlord has agreed to use commercially reasonable efforts to terminate the third party lease and deliver the New Facility to the Company by March 1, 2006.  If the landlord is unable to negotiate such early termination, then the third party lease will expire on November 30, 2006 and the landlord has agreed to deliver the New Facility to the Company at that time.    The Amendment (the form of which has been agreed to by the parties and is an exhibit to the Lease Agreement) would provide for Favrille’s lease of the New Facility to commence on the earlier of the 91st day after the landlord tenders possession of the New Facility to Favrille for purposes of making tenant improvements (but in no event earlier than February 28, 2006) or March 1, 2007.  The base rent for the New Facility would initially be $1.40 per square foot and would increase by

3.5% annually commencing on the first anniversary of the commencement of the lease for the New Facility.  However, during the first 12 months of the lease, the Company would be obligated to pay only 50% of the base rent and operating expenses.  The landlord will provide tenant with a tenant improvement allowance of $1.2 million for the New Facility.  The provisions of the Lease Agreement regarding operating costs, real estate taxes, insurance, monthly management fees and tenant improvement fees for the Existing Facility would also apply to the New Facility.  Unless earlier terminated, Favrille’s lease of the New Facility would expire on June 30, 2025.  Favrille would have a one-time right to terminate its lease of the New Facility effective as of June 1, 2017, upon six months’ prior notice to the landlord.

The foregoing is a summary description of the terms and conditions of the Lease Agreement and by its nature is incomplete. It is qualified in the entirety by the text of the Lease Agreement, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to Favrille’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the information set forth under Item 1.01 above.  Favrille plans to initiate the expansion build-out of the Existing Facility and the New Facility in mid-2006.

Item 7.01.   Regulation FD Disclosure.

On November 7, 2005, Favrille issued a press release announcing the signing of the Lease Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(c)       Exhibits

Exhibit No.	Description
99.1	Press Release dated November 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAVRILLE, INC.

	By:	/s/ Tamara A. Seymour
Date: November 7, 2005		Tamara A. Seymour
Chief Financial Officer

INDEX TO EXHIBITS

99.1         Press Release dated November 7, 2005.